Exhibit (p)(3)

Deutsche Bank

Compliance

[GRAPHIC OMITTED]

Level 3

Code of Ethics - AWM

Passion to Perform

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

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B. Reporting Requirements Pursuant to Rule 17j-1 of the Investment Company Act and

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I. OVERVIEW

This Code of Ethics (the “Code”) for Deutsche Asset & Wealth Management (“AWM”)1 sets forth the specialized rules for business conduct and guidelines for the personal investing activities of employees connected with the investment management of US registered investment companies or other US clients, as categorized in the Definition Section and such other employees that the Compliance Department may determine from time to time, in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) and Section 275.204A-1 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”).

This Code supplements the Deutsche Asset Management Personal Account Dealing Rules for each of the affected entities. Each region managing US registered Investment Companies or other US clients, whose Employees have access to a AWM global research database or whose Employees provide operational support to such regions, must implement and abide by this Code.  Regional differences may be noted within this code to conform to local regulation.  Each affected Employee must observe local Personal Account Dealing Rules, as well as abide by the additional principles and rules set forth in this Code, and any other applicable legal vehicle or division specific policies and obligations.

II. GENERAL RULE

Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of client accounts.  Consistent with this fiduciary duty, the interests of AWM clients take priority over the investment desires of AWM and AWM personnel.  All Employees subject to this Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein.

Employees may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the “Act”).  The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a US client account:

•	To employ any device, scheme or artifice to defraud;
•	To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
•	To engage in any manipulative practice.

Employees are not permitted to spread any rumors or misinformation that is known to be false or misleading.  This includes rumors that may reasonably be expected to affect market conditions.  Discussion of unsubstantiated information published in a widely circulated public media is allowed so long as any unsubstantiated information is sourced to the news outlet and it is made clear that the information is not based in fact.

It is essential that all Deutsche Bank (“DB”) employees understand and adhere to DB´s commitment to act with fairness, decency and integrity in all of its business dealings.  As part of this commitment, DB has introduced the Code of Business Conduct and Ethics - DB Group  which sets forth core principles regarding a wide range of regulatory and conduct related issues, and provides guidance to promote the highest standards of ethical conduct.  All DB employees are expected to review and act in compliance with the Code of Business Conduct and Ethics – DB Group.

 _____________________________

1 This Code of Ethics is applicable to the legacy Asset Management businesses within AWM.

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Deutsche Bank enhances its corporate governance through a strong risk management culture and expects its employees to take a holistic approach to managing risk and return and effectively managing Deutsche Bank’s risk, capital, and reputation. Examples of the strong risk cultural behaviours expected of our employees include:

— Being fully responsible for Deutsche Bank’s risks.

— Being rigorous, forward looking, and comprehensive in the assessment of risk.

— Inviting colleagues to challenge.

— Troubleshooting collectively.

— Placing Deutsche Bank and its reputation at the heart of all decisions.

III. DEFINITIONS

A.	“Adviser” shall mean any asset management legal entity that has (1) individuals who manage or deal on behalf of an Investment Company registered under the Investment Company Act or other US client (2) employees who create and post research to a global research platform.

B.	“Investment Company” shall mean a company registered under the Investment Company Act or any series thereof for which the Adviser is the investment adviser.

C.	“Advisory Person” shall mean:

any Employee of the Adviser, or of any company in a control relationship with the Investment Company or the Adviser who in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be made, or obtains information regarding purchases, sales, holdings, or recommendations for the purchase or sale of a security, or any natural person in a control relationship with the Investment Company or the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

D.	“Access Person” shall mean any officer, director, general partner or Advisory Person of a US Investment Company or US Registered Investment Adviser with respect to the management of US clients, and other Employees who have access to timely information relating to investment management activities, research and/or client portfolio holdings for US funds and US clients.

E.	“Employees” is a general term, which shall include all of the Adviser’s employees, including Access Persons as well as anyone within the DB organization that provides operational support to an Advisor, as determined by Compliance.

F.	“Employee Related Account” of any person subject to this Code shall mean:

•	The employee’s own Accounts,
•	The employee’s spouse’s/domestic partner’s accounts and the accounts of minor children and other relatives living in the Employee’s home

•	Accounts in which the employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e. share in the profits even if there is no influence on voting or disposition of the shares); and
•	Accounts (including corporate accounts and trust accounts) over which the employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control**

** Applicable unless specifically prohibited by local regulations

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NOTE:	ANY PERSON SUBJECT TO THE CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE

G.	“Securities” shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange traded funds, government and municipal bonds and similar instruments, but do not include:

(i)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements,

H.	“Mutual Funds” shall include all mutual funds (open-end and closed-end mutual funds), but will exclude:

(i)	Shares of open-end money market mutual funds (unless otherwise directed by Compliance).

IV. RESTRICTIONS

For purposes of this Code, a prohibition or requirement applicable to any Employee applies also to transactions in securities for any of that Employee's personal accounts, including transactions executed by that Employee or Employee Related Account (see definition under Section III.F.).

A. General

(i)	The Basic Policy: Employees have a personal obligation to conduct their investing activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AWM and its clients. Employees must carefully consider the nature of their AWM responsibilities - and the type of information that he or she might be deemed to possess in light of any particular securities transaction - before engaging in that transaction.

(ii)	Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting securities, or their issuer, are prohibited from buying or selling such securities, or advising any other person to buy or sell such securities.

Also see the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group.

(iii)	Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any securities that are included on the Corporate Restricted List and/or other applicable restricted lists for the adviser.

(iv)	“Frontrunning”: Employees are prohibited from buying or selling securities or other instruments in their Employee Related Accounts so as to benefit from the employee’s knowledge of the Firm’s or an investment companies or other US client’s trading positions, plans or strategies, or forthcoming research recommendations.

B. Specific Blackout Period Restrictions

(i)	Access Persons who have access to Investment Company or other US client trading information shall not knowingly effect the purchase or sale of a Security for an Employee Related Account on a day during which any investment company or US client has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn;

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(ii)	Access Persons shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is traded (or contemplated to be traded) by an investment company or other US client with which the individual is associated.

(iii)	Access Persons with real time access to a global research sharing system platform (e.g., “GERP”, “GFIRP” or “G-Cube” ) shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security (a) is added to/deleted from or has its weighting changed in the “Model” Portfolio; or (b) has its internal rating upgraded or downgraded; or (c) has research coverage initiated.

(iv)	Employees must always act to avoid any actual or potential conflict of interest between their AWM duties and responsibilities, and their personal investment activities. To avoid potential conflicts, absent specific written approval from Compliance, Employees should not personally invest in securities issued by companies with which they have significant dealings on behalf of AWM, or in investment vehicles sponsored by the companies. Additional rules that apply to securities transactions by Employees, including the requirement for Employees to pre-clear personal securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in this Code.

(v)	Deutsche Bank Securities: During certain times of the year, all Deutsche Bank Employees are prohibited from conducting transactions in the equity and debt Securities of Deutsche Bank, which affect their beneficial interest in the Firm. Central Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin two days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect. (Transactions in DB securities are subject to local requirements.)

(vi)	Exceptions to Blackout Periods (above items i, ii, and iii only)

The following Securities and transactions are exempt from the specified blackout periods:

▪	Purchases or sales of securities which are not eligible for purchase or sale by an investment company or other US client.
▪	Where the security is a large cap liquid stock it would be within the remit of the relevant regional team head (or alternate) to grant an exemption from this rule, if the regional head is satisfied that there are no open orders or prejudice to AWM’s clients, and Compliance agrees with the rationale for the type of security exempted.

▪	Securities Indices
▪	ETFs (exchange-traded funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.), and certain similar securities/products native to the applicable region as determined by Compliance;

▪	Government and municipal bonds;
▪	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases

▪	Purchases or sales which are non-volitional on the part of either the Access Person, an investment company, or another US client.
▪	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities.

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Note:  Transactions in derivative instruments, including warrants, convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

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C. New Issues (IPOs)

Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering (unless the purchase/subscription would not prejudice an investment company’s or other US client’s order) prohibition and this applies even if Deutsche Bank (or any affiliate of Deutsche Bank) has no underwriting role and/or is not involved with the distribution.

D. Short -Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives.  Deutsche Bank generally discourages short-term trading strategies, and employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny.  In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that Deutsche Bank owes to its clients and shareholders, will not be tolerated.

Employees covered by this Code are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities and Mutual Funds within 30 calendar days.  The following are exempted from this restriction:

▪	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;
▪	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of securities;

▪	Securities pre-cleared and purchased with a specific stop-limit provision attached.
▪	Securities purchased under an employer sponsored stock purchase plan;

▪	Mutual Funds subject to periodic purchase plans (i.e., can be sold once within 30 days after a periodic purchase);
▪	Subject to additional restrictions imposed by local plan administrators. e.g United States plan administrators, Mutual Funds in the AWM retirement plans (i.e., will be subject to the funds’ prospectus requirements regarding holding periods); and

▪	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name.

E. Restricted List

All Deutsche Bank Employees are prohibited from buying or selling any Securities that are included on the Restricted List and/or other applicable departmental restricted lists.  The Corporate Restricted List is available on the dbnetwork Americas at http://rl.compliance.cc.intranet.db.com/ under “Employee Trading”.

Please see Restricted List Policy – DB Group.

Employees may be subject to other Restricted Lists.  Please contact your local compliance department for further information and any other questions regarding the Restricted List.

F. Private Placements, Private Investment Partnerships, and other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission or other regulatory body and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first, in accordance with Deutsche Bank policy, obtain the approval of his/her supervisor and then pre-clear the transaction with the Compliance Department.  Any new Employee who holds an interest

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in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

Interests in private Securities, privately held companies, investment partnerships, and industrial/commercial property, other than family partnerships, will typically be expected to involve passive holdings of less than 5% of the entity, where the Employee does not participate in any way in the solicitation of investors or capital raising and does not serve in the management or on the board of directors of such entity.

Any questions regarding this or any other section of this Code should be referred to your regional Compliance Department.

V. COMPLIANCE PROCEDURES

All members of staff are subject to their local AWM Personal Account Dealing Rules.  The following procedures are either additional requirements necessary because of US regulations or reminders of points pertinent to the Adviser.

A. Pre-Clearance

All personal securities and closed-end Mutual Fund transactions must be undertaken only with the approval of an officer duly authorized to give such approval by the Adviser.  Closed-end Mutual Fund Transactions must be reported to US Legal for review for potential regulatory filings.  Direct obligations of the federal government are exempt from the pre-clearance requirement.

B. Reporting Requirements Pursuant to Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act

(i)	Disclosure of Personal Securities Holdings

No later than ten days after an individual becomes an Access Person, he or she must also complete and return a “Personal Securities Holdings Report” to Compliance that identifies all personal and Employee Related Account holdings in both Securities and Mutual Funds to Compliance.  The information submitted must be current within 45 days prior to the hire date.

(ii)	Quarterly Personal Securities Trading Reports (“PSTs”)

Within 30 days of the end of each calendar quarter, all Access Persons must submit to Compliance a PST report, and shall contain the following information for Securities and Mutual Funds transactions:

▪	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

▪	The price at which the transaction was effected, and

▪	The name of the broker, dealer or bank with or through whom the transaction was effected.

Employees that do not have any reportable transactions in a particular quarter should indicate as such by checking/initialing the appropriate box in the reporting system or form for the respective quarter.

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Mutual Funds transactions subject to periodic purchase plans are not required to be reported quarterly, but its holdings are required to be reported annually.

Transactions in direct obligations of the federal government and transactions effected pursuant to an automatic investment plan do not have to be reported.

All PSTs that have reportable personal Securities transactions for the quarter will be reviewed by the appropriate supervisory and/or Compliance person.

(iii)	Annual Holdings Report

Once each year, at a date to be specified by AWM Compliance, each Access Person must provide to Compliance an Annual Holdings Report that identifies both Brokerage and Mutual Fund accounts current as of a date not more than 45 days prior to the date of the report.

(iv)	Any violations of the Code of Ethics must be reported to the designated Compliance person. The Chief Compliance Officer will receive periodic reports of all violations of the Code of Ethics.

C. Confirmation of Compliance with Policies

Annually, each Access Person is required to acknowledge either electronically or in writing that he or she has received this Code, as amended or updated, and confirm his or her adherence to it.  All employees must also acknowledge receipt of any amendments made to the Code if a determination is made by AWM Compliance that such acknowledgement should occur prior to the next annual acknowledgement.  Understanding and complying with this Code, and truthfully completing the Acknowledgment are the obligation of each Employee.

In addition, a senior Compliance Officer in each region must confirm to the US Code of Ethics Group on at least an annual basis or as notified by the US Code of Ethics Group that this Global Code has been complied with by all Access Persons and that the required records are on file.  (See Appendix II)

VI. OTHER PROCEDURES/RESTRICTIONS

A. Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances.  However, such service may be undertaken after approval from the regional head of Asset Management and Compliance, based upon a determination that these activities are consistent with the interests of the Adviser and its clients.  Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

B. Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate senior officer of their respective business units after consultation with Compliance.  Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using AWM property (e.g., e-mail and internet), other than on a purely de minimis basis.  [See Section IV.F. Private Placements, Private Investment Partnerships, and other Private Interests above]

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C. Gifts

Giving and receiving gifts and entertainment, as well as making charitable donations, can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law.  Employees may not accept gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an Employee’s decision-making.  Similarly, Employees may not make charitable donations in the name of the Company or on the Company’s behalf or offer gifts, entertainment, or other things of material value that could be viewed as attempting to unduly influence the decision-making or objectivity of a client, consultant, broker, vendor, or other service provider.

As a fiduciary, AWM must adhere to the highest standards of conduct and integrity. In their fiduciary capacity AWM employees must always act with honesty and integrity and must always carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of clients take priority over the investment desires of AWM and AWM personnel.

In analyzing whether a gift or entertainment is permissible, it is necessary to determine (1) the identity and nature of the particular AWM employee involved and (2) the type of gift and/or entertainment activity that is contemplated. ERISA and Taft Hartley Plans (and Fiduciaries for such Plans) and State and Government Plans (and Fiduciaries for such Plans), are subject to much more stringent requirements.

Advisory Persons managing US client accounts are subject to the Gifts, Entertainment and Charitable Donations Policy – Asset Management US and Gifts and Entertainment requirements thereto.  As these individuals are managing US based accounts, or dual-hatted into US registered advisers, they must abide by US requirements for disclosure, limits, and restrictions related to US clients and prospective clients unless provided an exception from US Compliance

Please see your local policy that is applicable to your region for additional guidance.

D. Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate or individual Employee payments or gifts of value may be made to any outside party, including any government official or political candidate or official, to create the appearance for the purpose of securing or retaining business for Deutsche Bank, or influencing any decision on its behalf.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on Deutsche Bank and on individuals who violate these laws and regulations.  Similar laws and regulations may also apply in various countries and legal jurisdictions where Deutsche Bank does business.

E. Confidentiality

Employees must not divulge contemplated or completed securities transactions or trading strategies of AWM clients to any person, except as required by the performance of such person’s duties, and only on a need-to-know basis.

VII. SANCTIONS

Any Employee who violates this Code may be subject to disciplinary actions, including possible dismissal as well as sanctions, ranging from warnings and trading privilege suspensions, to financial penalties,

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including but not limited to, unwinding trades and/or disgorging profits.  All material violations of this Code and sanctions imposed with respect thereto shall be reported to the board of directors of the investment company which respect to which the violation occurred.  Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

VIII. INTERPRETATIONS AND EXCEPTIONS

Compliance shall have the right to make final and binding interpretations of this Code, and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved.  Each Employee must obtain approval from Compliance before taking action regarding such an exception.  Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction, to Compliance.

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APPENDIX I

SCHEDULE A

The following entities2  have adopted the Global Code of Ethics - AWM:

Australia

Deutsche Investments Australia Limited

Germany

Deutsche Asset & Wealth Management International GmbH

Deutsche Asset & Wealth Management Investmentgesellschaft mbH

DWS Holding & Service GmbH

DWS Investment GmbH

India

DB Operations International Pvt Ltd (DBOI) - PCAM

Japan

Deutsche Asset Management (Japan) Limited

Philippines / Manila

Deutsche Knowledge Services Pte. Ltd., Manila Branch

Singapore / Hong Kong

Deutsche Asset Management (Asia) Limited

Deutsche Asset Management (Hong Kong) Limited

South Korea

Deutsche Investment Trust Management Company

United Kingdom / London

Deutsche Asset Management (UK) Limited

Deutsche Alternatives Asset Management Limited

_______________________________________

2 The references in the document to AWM Employees include employees of the entities that have adopted the Deutsche Asset Management Global Code of Ethics.

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SCHEDULE B

SUPPLEMENT

TO THE

DEUTSCHE ASSET MANAGEMENT – GLOBAL CODE OF ETHICS

Deutsche Asset & Wealth Management International GmbH

Deutsche Asset & Wealth Management Investmentgesellschaft mbH

DWS Holding & Service GmbH

DWS Investment GmbH

(hereafter "DWS/AWMGermany")

B-1.	Effective Date This Supplement to the Deutsche Asset Management – Global Code of Ethics (the “Code”) shall be effective December 17, 2007.

B-2.	Applicability The provisions outlined in this supplement shall apply to any individual employed by DWS/AWM Germany that is considered an “Access Person” as defined in Section III.D. of the Code.

B-3.	Expansion of Definition of “money market mutual funds” “Money market mutual funds” as stated in Section III.H.(i) is defined exclusively as the following:

▪	DWS Geldmarktfonds
▪	DWS Geldmarktfonds Plus
▪	DWS Euro-Geldmarktfonds

▪	DWS Vario-Rent

B-4.	Modification of Specific Blackout Period Restrictions Requirement “Access Persons” in Section IV.B.(ii) includes only those Fund Managers that manage US registered funds or other US client accounts.

B-5.	Modification of Exceptions to Blackout Periods Requirement “Exceptions to Blackout Periods” as detailed in Section IV.B.(vi) shall not include item (iii). The revised subsection title shall read “Exceptions to Blackout Periods (above items i and ii only)”

“Exceptions to Blackout Periods” as detailed in Section IV.B.(vi) shall include the following:

▪	The purchase or sale of the equivalent of EURO 10.000 or less in shares in companies listed in one of the following indices: Stoxx 50, Eurostoxx 50, Dax, MIB 30, CAC 40, Ibex 35, AEX, ATX, SMI, FTSE 100, S&P 500.

B-6.	Expansion of Definition of “Employees” “Employees” as used in Section IV.D. includes only those Fund Managers that manage US registered funds or other US client accounts.

B-7.	Modification of Pre-Clearance Requirement Due to all Access Persons in DWS/AWM Germany being monitored by back-end surveillance along with designated brokerage requirements, the pre-clearance requirements as described under Section V.A. of the Code will not apply to Access Persons of DWS/AWM Germany, EXCEPT that Closed-End Mutual Fund transactions must be reported to US Legal for review for potential regulatory filings.

B-8.	Modification of Quarterly Reporting Requirement Employees of DWS/AWM Germany designated as “Access Persons” as defined in Section III.D. of the Code are not required to manually submit a Quarterly Personal Securities Transaction Report as described in Section

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V.B.(ii) if such information required is already received via back-end monitoring/surveillance systems.

B-9.	Modification of Definition of “Employee Related Account” Due to local regulations and restrictions, the definition of “Employee Related Account” shall be modified to include only the following:
▪	The employee’s own Securities Accounts, and securities held directly outside of accounts, but shall not include accounts in which securities transactions cannot be effected;

▪	Personal accounts over which the employee exercises investment discretion or direct or indirect influence or control

B-10.           Modification of Other Procedures/Restrictions

Section VI

A.	Service on Boards of Directors

The second sentence is modified as follows: “However, such service may be undertaken after approval from the Human Resources Department and the employee’s supervisor/manager with consultation of the Compliance Department, based upon a determination that these activities are consistent with the interests of the Adviser and its clients.”

B.	Outside Business Affiliations

The paragraph is modified as follows:  “Employees may not maintain outside business affiliations (e.g., officer or director, governor, trustee, part-time employment, etc.) without the prior written approval from the Human Resources Department and the employee’s supervisor/manager with consultation of the Compliance Department.”

B-11.	Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any DWS/AWM Germany Employee, the terms of this Supplement shall govern.

Important Note:  This temporary modification is being made pending technological and industry practice review currently being conducted by AWM U.S. and Germany Compliance.  Permanent modification or removal of such will be established upon completion of the review.

B-12.	Temporary Modification of Definition of “Advisory Person” “Advisory Person” as defined in Section III.C. of the Code is hereby modified to exclude the term “holdings” and will thus not apply to subject persons who solely obtain information regarding holdings. “The definition of Advisory Person” shall be modified to the following:

Section III

C.	“Advisory Person” shall mean:

any Employee of the Adviser, or of any company in a control relationship with the Investment Company or the Adviser who in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be made, or obtains information regarding purchases, sales, or recommendations for the purchase or sale of a security, or any natural person in a control relationship with the Investment Company or the Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

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SCHEDULE C

SUPPLEMENT

TO THE

DEUTSCHE ASSET MANAGEMENT – GLOBAL CODE OF ETHICS

Deutsche Asset Management (Japan) Limited

(hereafter "DAMJ")

C-1.	Effective Date This Supplement to the Deutsche Asset Management – Global Code of Ethics (the “Code”) shall be effective December 17, 2007.

C-2.	Applicability The provisions outlined in this supplement shall apply to any individual employed by DAMJ that is considered an “Access Person” as defined in Section III.D. of the Code (see below).

C-3.	Modification of Definition of “Access Person” “Access Person” as defined in Section III.D is hereby replaced with the following:

D.           “Access Person” shall mean and include:

(i)	Officers and directors of AWM entities and officers and directors of AWM-sponsored investment companies who are affiliated persons of AWM entities. Also included are Employees of these entities who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity (this would generally include members of the Investment Operations and Treasurer’s Offices). Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the Act) to AWM who obtain information concerning investment recommendations made to any client account.

(ii)	Any other personnel with responsibilities related to the asset management business or frequent interaction with Access Persons or Investment Personnel as determined by AWM Compliance (e.g., Legal, Compliance, Risk, Operations, Sales & Marketing, as well as certain long-term temporary Employees and consultants with contracts longer than 3 months).

C-4.	Modification of G-Cube Blackout Period Restriction “Specific Blackout Period Restrictions” for G-Cube as detailed in Section IV.B.(iii) is hereby replaced with the following:

G-CUBE RULE:  Investment Personnel and other persons with real time access to a global research sharing system platform (e.g., “GERP”, “GFIRP” or “G-Cube”) shall not effect the purchase or sale of a Security for an Employee Related Account within 1 month before or 1 month after the same Security:

(a) is added to/deleted from or has its weighting changed in the “Model” Portfolio; or

(b) has its internal rating upgraded or downgraded; or,

(c) has research coverage initiated.

If researched information is not on a global research sharing system platform but any information of the issuer equivalent to (a) or (c) above is received, a person in charge of the issuer (and any other person sharing the same information) shall not effect the purchase or sale of a Security of the issuer for an Employee Related Account within 1 month before or 1 month after such information is received as the Blackout Period Restriction mentioned above will apply as soon as such information is received.

C-5.           Modification of Short-Term Trading Restriction  “Short-Term Trading” restrictions as detailed in Section IV.D is hereby modified as follows:

D.	Short -Term Trading

{first paragraph – no change}

{second paragraph – replace with the following}

6-MONTHS RULE:  Employees are prohibited from transacting in the purchase and sale, orsale and purchase, of the same (or equivalent) Securities and Mutual Funds within 6 calendar months.  The 6-month holding period also applies to each short vs. the box sale, which is the only short sale permitted activity.  Therefore, for purposes of this section, the assumption is a last in, first out(LIFO) order of transaction in a particular Security and Mutual Fund.  In case the same Securities are purchased several times, the holding period shall be calculated from the last purchased date.

Mutual Funds subject to periodic purchase plans can be sold once within 30 calendar days after a periodic purchase.

{remainder of sub-section – no change}

C-6.	Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any DAMJ Employee, the terms of this Supplement shall govern.

Deutsche Bank

Compliance

Code of Ethics – AWM

SCHEDULE D

SUPPLEMENT

TO THE

DEUTSCHE ASSET MANAGEMENT – GLOBAL CODE OF ETHICS

Deutsche Investment Trust Management Company

(hereafter "DITMC")

D-1.	Effective Date This Supplement to the Deutsche Asset Management – Global Code of Ethics (the “Code”) shall be effective December 17, 2007.

D-2.	Applicability The provisions outlined in this supplement shall apply to any individual employed by DITMC that is considered an “Access Person” as defined in Section III.D. of the Code.

D-3.	Modification of Rule 17j-1 Reporting Requirements Due to local regulation and policy, employees of DITMC designated as “Access” persons as defined in Section III.D. of the Code are required to submit their Quarterly Personal Securities Transaction Report and Annual Holdings Report no later than 10 days after the end of the period.

D-4.	Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any DITMC Employee, the terms of this Supplement shall govern.

Deutsche Bank

Compliance

Code of Ethics – AWM

SCHEDULE E

SUPPLEMENT

TO THE

DEUTSCHE ASSET & WEALTH MANAGEMENT – GLOBAL CODE OF ETHICS

DB Operations International Pvt. Ltd. (DBOI) – PCAM

Deutsche Knowledge Services Pte. Ltd., Manila Branch

(hereafter "the Covered Entities")

E-1.	Effective Date This Supplement to the Deutsche Asset Management – Global Code of Ethics (the “Code”) shall be effective December 17, 2007.

E-2.	Applicability The provisions outlined in this supplement shall apply to any individual employed by the Covered Entities that is considered an “Access Person” as defined in Section III.D. of the Code.

E-3.	Modification of Exceptions to Blackout Periods Requirement “Exceptions to Blackout Periods” as detailed in Section IV.B.(vi) shall include the following:

{for DB Operations International Pvt. Ltd. (DBOI) – PCAM}

▪	The purchase or sale of 500 shares or less in companies comprising the BES-500 Index;

E-4.	Conflict In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any Employee of the Covered Entities, the terms of this Supplement shall govern.

Deutsche Bank

Compliance

Code of Ethics – AWM

APPENDIX II

Annual Acknowledgement of Obligations

Deutsche Asset & Wealth Management Global Code of Ethics

___________________________________________________

Print Name

___________________________________________________

Legal Entity

___________________________________________________

Location

___________________________________________________

Telephone

1.	I acknowledge and certify that I am the Compliance Officer of the above legal entity(ies), as well as an Access person covered under the Deutsche Asset & Wealth Management Global Code of Ethics, and therefore subject to all requirements and provisions.
2.	I understand that by signing this acknowledgement form, I am confirming that all Access persons within the legal entity(ies) above fully comply with the requirements and provisions of the Global Code and proper acknowledgement forms reside in the Compliance office of the above legal entity(ies).

3.	I have read and understand the requirements and provisions set forth in the Deutsche Asset & Wealth Management Global Code of Ethics.
4.	I will adhere to the guiding principles of the Deutsche Asset & Wealth Management Global Code of Ethics, requiring honest and ethical behavior, as well as adherence to all restrictions set forth in the Global Code of Ethics.

5.	I will complete all of the reporting requirements on a timely basis.

___________________________________________________________________________________

Signature                                                                                                           Date